POWER OF ATTORNEY

	I, James B. Stallings, Jr., hereby authorize and designate:
--	Monica M. Gaudiosi, Vice President and General Counsel, Secretary
--	Jessica A. Milner, Chief Securities and Governance Counsel and Assistant
Secretary
--	Pamela A. Meredith, Associate Counsel
--	Jean M. Jones, Sr. Paralegal
each of whom may act individually to execute, acknowledge and file in my name and as my attorney-in-fact a Form 3, Initial Statement of Beneficial Ownership of Securities, Forms 4, Statements of Changes in Beneficial Ownership, and Forms 5, Annual Statements of Changes in Beneficial Ownership, or any successor reporting forms with the United States Securities and Exchange Commission (the "SEC") for the purpose of complying with Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations thereunder with respect to my position as a Director of UGI Corporation and its affiliates.
 The duration of this authorization shall be coextensive with my reporting obligations as a present or former Director of UGI Corporation and its affiliates under Section 16 of the Act.

October 5, 2015					/s/ James B. Stallings, Jr.


STATE OF FLORIDA

COUNTY OF DUVAL

	On this 5th day of October, 2015, James B. Stallings, Jr. personally appeared before me, and acknowledged that he executed the foregoing instrument for the purposes therein contained.

	IN WITNESS WHEREOF, I have hereunto set my hand and official seal.



/s/ Carmen Maria Conrad, Notary Public
My Commission Expires: 9/10/2018